Exhibit 99.1

GlycoGenesys Reports Important Results Presented at ASCO

Industry Sponsored Satellite Symposium

In Vitro Studies Demonstrate GCS-100 Induces Cancer Cell Death By

Mechanism Similar To Approved Chemotherapies

BOSTON—(BUSINESS WIRE)—June 2, 2003— GlycoGenesys, Inc. (NASDAQ:GLGS—News), a biotechnology company developing novel drug candidates primarily based on glycobiology, today announced results reported at an American Society of Clinical Oncology Industry Sponsored Satellite Symposium held late Friday May 30, 2003 in Chicago. The presentation of preclinical data was made by world-renowned apoptosis expert Dr. Finbarr Cotter of St. Bartholomew’s and The Royal School of Medicine, London. This recent preclinical data generated by Dr. Cotter’s lab, which discovered the antisense compound Genasense, demonstrated in vitro that GlycoGenesys’ GCS-100 effectively killed both a chemotherapy-resistant human lymphoma cell line that over expressed the Bcl-2 protein (a protein widely associated with chemo-resistance) and an identical non-Bcl-2-over-expressing human lymphoma cell line. GCS-100 produced similar results in other human lymphoma cancer cell lines.

GCS-100 induces programmed cell death in cancer cells by selectively depolarizing the mitochondria of cancer cells, as well as mediating a Bcl-2 pathway-induced cell death response while bypassing the Bcl-2 pathway itself. In addition, GCS-100 demonstrated enhanced anti-cancer activity in those chemo-resistant cell lines that over expressed the Bcl-2 protein. Thus, when administered as a mono-therapy in vitro, GCS-100 has a broader spectrum of anti-cancer activity than previously understood and induces cancer cell death through mitochondrial disruption similar to approved cytotoxic chemotherapies like taxol, taxotere, and other taxanes, potentially without their side effects. These preclinical studies conducted by Dr. Cotter’s lab were in bloodborne cancers in which GCS-100 had not been previously evaluated, further expanding the potential cancer indications for GCS-100.

Dr. Cotter conducted another experiment to illustrate the potential synergy of GCS-100 in combination with a widely-used chemotherapeutic agent, etoposide. The experiment illustrated that GCS-100, when administered in vitro in combination with etoposide improved this agent’s anti-cancer effect at substantially lower doses than typically administered in a human lymphoma cell line over expressing Bcl-2.

The data from these studies illustrate for the first time that GCS-100 has a broad spectrum of activity against chemotherapy-resistant cancers that over express the Bcl-2 protein. Thus, GCS-100 has the potential to be developed both as a mono-therapy and in combination with approved chemotherapeutic agents for the treatment of Bcl-2 over-expressing cancers. Cancers that over express Bcl-2 include small cell lung, breast, colorectal, melanoma, prostate, acute myeloid leukemia, chronic lymphatic leukemia, lymphoma and myeloma.

Phase I and Phase II(a) clinical trials of GCS-100 have been conducted in solid tumors. The drug was well tolerated and no dose limiting toxicities were seen in these trials. GCS-100 demonstrated positive clinical activity in refractory or relapsed colorectal cancer patients in a Phase II(a) clinical trial. Specifically, eight of 23 patients dosed at 20 mg/m2 showed tumor stabilization using the newer RECIST criteria for periods of 1.6 to 5.6 months before disease state progression was observed, with one of the eight patients showing a period of tumor shrinkage. In a separate trial, GCS-100 demonstrated positive clinical activity in refractory or relapsed pancreatic cancer patients in a Phase II(a) clinical trial. Specifically, seven of 20 patients dosed at 20 mg/m2 showed tumor stabilization using the RECIST criteria for periods of 0.6 to 13.6 months, with two of the seven patients showing a period of tumor shrinkage. A comprehensive human dose escalation and pivotal trial program is planned utilizing a commercial scale formulation of GCS-100.

“GCS-100’s ability to depolarize cancer cells’ mitochondria and induce Bcl-2 mediated programmed cancer cell death response, while not being limited exclusively to the Bcl-2 pathway, makes GCS-100 a very exciting drug candidate for treating a broad spectrum of cancers. It can potentially be used both as a mono-

therapy and in combination with standard treatments with similar mechanistic activity like taxanes,” stated Dr. Cotter. “I look forward to further collaboration involving GCS-100 and plan to submit data for publication in the near future,” he added.

“We are very excited by Dr. Cotter’s findings on how GCS-100 induces programmed cell death. These results add considerably to our mechanistic understanding of GCS-100 and we believe based on the prior successes of other mitochondrial disrupting compounds should significantly enhance our commercialization and partnering efforts,” stated Bradley J. Carver President and Chief Executive Officer of GlycoGenesys, Inc. He went on to state, “We look forward to additional studies with Dr. Cotter and his lab.”

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. In February 2002, the Company initiated a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. In the area of agriculture, GlycoGenesys continues to seek strategic alternatives for Elexa- 4® Plant Defense Booster. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

GlycoGenesys

John W. Burns, 617/422-0674

Senior Vice President and CFO

Rick Pierce, 617/422-0674

VP of Business Development